Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Steve Menzies,
Senior Vice President and Group President
Rail and Railcar Leasing Groups
April 28, 2011

Thank you, Tim, Good morning!

First quarter operating results of the Rail Group and Leasing Group reflect the improving economic and rail transportation trends. Our Leasing Group saw lease fleet utilization remain stable at 99.2% with lease rate and renewal trends improving. Our Rail Group posted an increase in operating profit while shipping approximately 2,240 new railcars during the quarter. Our railcar order backlog grew to its highest level since the third quarter of 2008 allowing us to plan a higher level of production for 2011.

We are seeing strong demand for railcars that transport chemicals, minerals and agricultural products. The intermodal and autorack markets are improving as well. Demand for railcars that serve the lumber, paper and coal industries continues to be weak. Lease renewals and lease rates appear to have stabilized and continue to show signs of improvement in key markets. Railcar cycle times are increasing as average train speeds decrease and the overhang of idle railcars continues to decline with some railcar types in tight supply.

During the 1st quarter, the North American railcar manufacturing industry received orders to build approximately 36,900 new railcars raising the industry backlog to more than 51,900 railcars. Industry orders during the 4th quarter 2010 and 1st quarter 2011 were heavily weighted toward strategic purchases of various railcars by railroads and TTX. Several lessors returned to the new railcar marketplace making large strategic purchases while other, smaller lessors placed orders for railcars serving discreet markets. A few major railcar buyers may have accelerated some 2012 purchases to take advantage of the tax provisions favoring capital equipment investment in 2011. However, it is difficult to determine the precise impact of these tax provisions in respect to pulling forward orders that might otherwise have been placed in 2012. Our current order inquiries reflect additional strategic purchases being considered by railroads and a few industrial shippers. We are also seeing strong demand drivers related to railcars serving the oil and gas industries. The agricultural, fertilizer and chemical markets are also expanding. Most of these new build opportunities will be for 2012 delivery as remaining available production capacity for 2011 is limited.

We were successful at securing orders during the 1st quarter that fit very well with our production plans. These orders should position us to attain increased operating leverage. We did not aggressively pursue orders for railcars serving markets with weak pricing or orders that would require us to open new production facilities. Instead, we have focused on orders that optimize production for our facilities currently in operation, minimize line changeovers and reflect stronger pricing levels. While we expect operating margins to expand as we increase production, we face some uncertainty as to the timing of efficiency improvements. We have the flexibility to bring on additional railcar production should market conditions support sustainable demand and pricing levels result in commensurate returns.

TrinityRail received orders for approximately 18,770 new railcars during the 1st quarter. Our 1st quarter orders were from industrial shippers, railroads and third party lessors. TrinityRail’s backlog was approximately 22,490 railcars at the end of the 1st quarter up 277% from the end of the fourth quarter. Approximately 14% of the units in our railcar production backlog are for customers of our leasing business. Based upon orders received in the 1st quarter and current inquiry levels, we project a significant increase in railcar production in the 2nd quarter of 2011 and a further increase in the 2nd half of 2011. For the year 2011, we project delivery of between 12,500-13,500 new railcars. As a point of comparison, we delivered 4,750 railcars in 2010 and slightly more than 9,100 railcars in 2009.

As railcar builders have rapidly increased production to meet the influx of orders, component supply has had to keep pace. Historically, it has not been unusual for component shortages to occur when there is a sharp increase in railcar demand. TrinityRail has worked closely with component producers to ensure adequate supply to support our production plans and enable us to meet our customers’ 2011 delivery requirements. Thus far, we have not experienced any component shortages or delivery delays.

We added 960 new railcars to our lease portfolio during the 1st quarter bringing our wholly-owned lease fleet to more than 53,060 railcars, a 5.4% increase compared to the 1st quarter 2010. Our lease fleet utilization at the end of the 1st quarter 2011 was 99.2%. Our average remaining lease term remained at 3.5 years. The average age of the fleet is 6.2 years. The TRIP lease fleet totals 14,600 railcars operating at a 99.8% utilization. As a reminder, Trinity owns 57% of TRIP and manages the portfolio. Trinity’s total lease portfolio is now more than 67,600 railcars.

Lease renewal trends are returning to more historic norms and renewal lease rates, on average, increased modestly during the 1st quarter. In the near term, we will seek longer lease terms as we now have the opportunity to re-price assets last priced during the market downturn. Rising new car prices are helping to raise the “ceiling” on lease rates for existing railcars thus helping to support lease renewal trends. As a result of higher lease rates, rising demand and high fleet utilization rates, we see the potential to improve our lease fleet’s financial performance.

In summary, we have attained a solid order backlog that allows us to realize the operating leverage associated with railcar production continuity. I am confident that our operations team will successfully meet the challenges of rapidly increasing railcar production to meet our customer commitments this year. Our lease portfolio, with its high fleet utilization, is positioned to raise lease rates and provide a greater return. As we look ahead to 2012, we see evidence of sustainable demand for railcars consistent with moderate economic expansion.

I’ll now turn it over to Bill.